EXHIBIT 2
TRANSACTIONS

The following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on December 18, 2015.  Except as noted, all such transactions were purchases or sales of Shares effected in the open market, and the table includes commissions paid in per share prices.

Transaction Date	Reporting Person Effecting Transaction	Buy/Sell	Quantity	Price

12/07/2015	40 North Latitude Master Fund Ltd.	Buy	56,455	48.48
12/07/2015	40 North Latitude Master Fund Ltd.	Buy	20,000	48.20
12/08/2015	40 North Latitude Master Fund Ltd.	Buy	3,900	49.03
12/09/2015	40 North Latitude Master Fund Ltd.	Buy	2,995	49.92
12/10/2015	40 North Latitude Master Fund Ltd.	Buy	13,000	49.85
12/11/2015	40 North Latitude Master Fund Ltd.	Buy	114,347	47.70
12/11/2015	40 North Latitude Master Fund Ltd.	Buy	12,500	47.50
12/14/2015	40 North Latitude Master Fund Ltd.	Buy	62,544	45.63
12/14/2015	40 North Latitude Master Fund Ltd.	Buy	10,000	45.90
12/15/2017	40 North Latitude Master Fund Ltd.	Buy	48,308	46.26
12/17/2015	40 North Latitude Master Fund Ltd.	Buy	18,300	46.04
12/17/2015	40 North Latitude Master Fund Ltd.	Buy	75,000	45.93
12/17/2015	40 North Latitude Master Fund Ltd.	Buy	44,588	45.67
12/18/2015	40 North Latitude Master Fund Ltd.	Buy	16,654	45.78